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Exhibit 24.1

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Del Nin, Christoph Mainusch and David Sturgeon, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post effective amendments and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ RONALD S. LAUDER Ronald S. Lauder	Non-Executive Chairman of the Board of Directors	February 28, 2014
Herbert A. Granath	Vice Chairman of the Board of Directors	February 28, 2014
Paul T. Cappuccio	Director	February 28, 2014
/s/ CHARLES R. FRANK Charles R. Frank	Director	February 28, 2014
/s/ ALFRED W. LANGER Alfred W. Langer	Director	February 28, 2014
/s/ FRED H. LANGHAMMER Fred H. Langhammer	Director	February 28, 2014
/s/ BRUCE MAGGIN Bruce Maggin	Director	February 28, 2014
/s/ PARM SANDHU Parm Sandhu	Director	February 28, 2014
/s/ DUCO SICKINGHE Duco Sickinghe	Director	February 28, 2014
/s/ KELLI TURNER Kelli Turner	Director	February 28, 2014

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  Exhibit 24.1